SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                                 Date of report
                                  June 9, 1998


                                Rio Grande, Inc.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)



1-8287                                                                74-1973357
(Commission File Number)                 (I.R.S. Employer Identification Number)



10101 Reunion Place, Suite 210
San Antonio, Texas                                                    78216-4156
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)


               Registrant's telephone number, including area code:
                                 (210) 308-8000

Item 5.

(1)      Unaudited Financial Statements

                        RIO GRANDE, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheet

                                                         January 31,  1998
                                                            (unaudited)
         Assets
Current assets:
  Cash and cash equivalents                             $        340,133
  Trade receivables                                              836,843
  Prepaid expenses                                                16,854
                                                            ------------
         Total current assets                                  1,193,830

Property and equipment, at cost:
  Oil and gas properties, successful efforts method           26,760,906
  Transportation equipment                                       183,011
  Other depreciable assets                                       411,055
                                                            ------------
                                                              27,354,972
  Less accumulated depreciation, depletion and amortization  (14,205,218)
         Net property and equipment                           13,149,754

Other assets:
  Platform abandonment fund                                      363,618
  Other assets, net                                              500,118
                                                                 863,736
                                                              ----------
         Total Assets                                   $     15,207,320
                                                              ==========

         Liabilities and Stockholders' Equity Current liabilities:
  Accounts payable                                             1,012,444
  Accrued expenses                                               846,859
  Current installments of long-term debt                       4,031,412
                                                             -----------
         Total current liabilities                             5,890,715
                                                             -----------

  Other accrued expenses                                         491,982
  Long-term debt, excluding current installments               9,220,459
  Minority interest in limited partnership                       144,981

  Redeemable preferred stock, $0.01 par value; $10
    redemption value.  Authorized 1,700,000 shares; issued
    and outstanding 1,017,500 shares                          10,047,459

  Common stock of $0.01 par value. Authorized
    10,000,000 shares; issued and outstanding
    6,073,320 shares                                              61,774
  Additional paid-in capital                                   1,148,026
  Deficit                                                    (11,798,077)
                                                             -----------

         Total Stockholder's Equity                             (540,817)

         Total Liabilities and Stockholders' Equity         $ 15,207,320
                                                             ===========

                        RIO GRANDE, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations

                                                            Year
                                                            Ended
                                                          January 31,
                                                       1998               1997
                                                   (unaudited)         (audited)
Revenues:
    Oil and gas sales                            $   7,144,241        5,337,593
                                                     ----------       ---------

Costs and expenses:
    Lease operating and other production expense     3,449,429        2,394,318
    Dry hole costs and lease abandonments              294,265          821,982

    Depletion of oil and gas producing properties   11,236,517        1,637,634
    Depreciation and other amortization                229,872          303,414
    Provisions for abandonment expense                       0          140,800
    General and administrative                       1,614,783        1,297,010
                                                   -----------       -----------
     Total costs and expenses                       16,824,866        6,597,158
                                                   -----------       -----------
Gain (loss) from operations                        (9,680,625)       (1,259,565)
                                                   -----------       -----------

Other income (expense):
    Interest expense                               (1,139,232)         (695,580)
    Interest income                                    84,769            78,415
    Gain on sale of assets                            708,257           315,884
    Other, net                                         18,058                 0
    Minority interest in earnings of limited
       partnership                                    (12,798)          (94,034)
                                                   ------------      -----------
     Total other income (expense)                    (340,946)         (395,315)
                                                   ------------      -----------

Loss before income taxes                          (10,021,571)       (1,654,880)

Income taxes                                            4,353               260
                                                  ------------       -----------

Net income (loss)                                 (10,025,923)       (1,655,140)

Dividends on preferred stock                          855,699            32,887
                                                  ------------       -----------


Net income (loss) applicable to common stock   $  (10,881,622)       (1,688,017)
                                                  ============       ===========

Net loss per common share                      $       ( 1.85)            (0.30)
                                                  ============       ===========

Weighted average common shares outstanding          5,890,767         5,552,760
                                                  ============       ===========

                        RIO GRANDE, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows

                                                          Year Ended January 31,
                                                            1998         1997
                                                            ----         ----
                                                        (unaudited)   (audited)
Cash flows from operating activities:
  Loss from continuing operations
  Adjustments to reconcile loss from
     continuing operations to net cash
     provided by operating activities:                $(10,025,923)  (1,655,140)
     Depreciation and other amortization                   229,873      305,414
     Depletion of oil and gas producing properties      11,236,517    1,637,634
     Provision for abandonment expense                       -          140,800
     Gain on sale of assets                               (708,257)    (315,884)
     Minority interest in earnings of limited
         partnership                                        12,798       94,034
     Decrease (increase) in trade receivables              971,820   (1,171,371)
     Decrease (increase) in prepaid expenses                19,965      (23,264)
     Increase (decrease) in accounts payable
         and accrued expenses                               36,464       498,686
     Increase (decrease) in other accrued expenses        (558,724)    (129,452)
                                                        -----------  -----------

Net cash provided by (used in) continuing
         operating activities                            1,214,533     (618,543)
                                                        -----------  -----------

Cash flows from investing activities:
  Purchase of oil and gas producing properties          (4,408,131) (19,259,658)
  Additions to other property and equipment                (75,595)     (49,859)
  Net reductions in platform abandonment fund              638,345       33,607
  Additions to (deletion from) other assets                (22,863)     (12,870)
  Proceeds from sale of property and equipment           2,150,824      861,731
                                                        -----------  -----------

Net cash provided by (used in) investing
         activities                                     (1,717,420) (18,427,049)
                                                        -----------  -----------

Cash flows from financing activities:
  Additions to other assets                                  -         (696,359)
  Proceeds from long-term debt                           1,152,619   19,436,045
  Repayment of long-term debt                           (1,262,057)  (9,758,950)
  Proceeds from issuance of common stock                   124,934        -
  Proceeds from issuance of redeemable
         preferred stock                                     -       10,000,000
  Preferred stock dividends                               (220,377)       -
  Contributions from limited partners                       95,570        -
  Distributions to limited partners                        (93,000)    (134,081)
                                                        -----------  -----------

Net cash provided by  financing activities                (202,311)  18,846,655
                                                        -----------  -----------

Net increase (decrease) in cash and
         cash equivalents                                 (705,198)    (198,937)

Cash and cash equivalents at beginning of period         1,045,331    1,244,268
                                                        -----------  -----------

Cash and cash equivalents at end of period                $340,133    1,045,331
                                                        ===========  ===========

(2) Long-term Debt

The Company is currently in default under the terms of its senior credit facility (the "Senior Credit Facility") with Comerica Bank-Texas (the "Bank"), the Company's senior lender. Pursuant to a letter agreement executed March 4, 1998 with the Bank, the Company was required to provide the Bank by April 3, 1998 with additional collateral to increase the Company's borrowing base ("Borrowing Base") with the Bank, or reduce the outstanding balance of the Company's indebtedness to an amount equal to or less than the available Borrowing Base of the Company as redetermined by the Bank effective February 1, 1998. As previously reported, the Company received a Borrowing Base Determination Notice from the Bank advising the Company that the Company's Borrowing Base had been redetermined to be $6,500,000 effective February 1, 1998. The balance of the Company's current outstanding indebtedness with the Bank is approximately $13,178,000, which exceeds the Borrowing Base by approximately $6,678,000 (the "Deficiency").

The Borrowing Base is the amount of borrowing available under the Senior Credit Facility. The amount of the Borrowing Base is determined by the Bank, in its sole discretion, based upon an analysis of reserve and production data with respect to the oil and gas properties of the Company for the purpose of calculating the present value of future net revenues from such mineral interests as of a specified date. The principal factor in determining the Borrowing Base is the present value of projected future net revenues from the Company's proved producing reserves as of the determination date. The present value of projected future net revenues from the Company's proved behind pipe and proved undeveloped reserves are also factors in determining the Borrowing Base, but are afforded significantly less value than proved producing reserves.

Righthand Creek, which represents a significant percentage of the aggregate reserve value and Borrowing Base of the Company, was acquired by the Company in January 1997 for $15.3 million. The Company commenced workover and additional development work at Righthand Creek in March 1997. A workover drilling rig was placed on a previously abandoned well in the field and was able to recomplete the well in the Wilcox "B" formation. Recompletion procedures were also performed on the Wilcox "A" formation to test its production capacity. When the production from the Wilcox "A" and "B" dropped to an uneconomic level in October 1997, the Company recompleted this well in the Wilcox "B-1" formation. The well's current production is approximately 16 BOPD.

The Company also drilled a 11,300 foot Wilcox "B-1" formation development well in March 1997. This well was completed in June 1997 and oil production was stabilized in August 1997. The average production has been approximately 120 BOPD. In June 1997, the Company re-entered a second abandoned well in Righthand Creek. Attempts to achieve natural production flow from the Wilcox "B" and "B-1" formations were unsuccessful. This well was not plugged as it may be used as a water injection well. In August 1997, two existing Righthand Creek wells were perforated in the Wilcox "B-1" formation. Production from these wells increased from an average of 80 BOPD to approximately 160 BOPD. In January 1998, a casing separation in one of the field's most productive wells, the Powell, resulted in an additional decrease in production of approximately 140 BOPD. Although the Company attempted to repair the damage, recompletion efforts were unsuccessful. The Company is currently evaluating the most prudent means to recomplete or replace the Powell. As of May 31, 1998, the Company has expended approximately $2.33 million for recompletion and drilling of the wells described above.

As a result of the testing performed on existing wells, recompletion of shut-in wells and drilling of new wells in Righthand Creek, the Company has concluded that the primary source of energy in the Righthand Creek Wilcox "B" and "B-1" reservoirs is fluid expansion and not natural water drive. Accordingly, the
                                       -5-

Company believes that the reservoir will require pressure maintenance operations to achieve its maximum productive potential, which in turn will require significant additional capital investment. The effect of reclassifying the Righthand Creek Wilcox "B" reservoir as a depletion drive reservoir has increased the overall recoverable reserves, but resulted in the reclassification of a significant portion of previously recognized reserves from "Proved Producing" to "Proved Behind Pipe," "Proved Undeveloped" and "Probable and Possible."

The Deficiency in the Borrowing Base occurred primarily as a result of the reclassification of reserves in the Righthand Creek field, as described above. In addition, the significant decline in oil prices from approximately $20 per bbl average to the current average price of approximately $12 per bbl has significantly and adversely affected the cash flows and the market value of Righthand Creek. The Company has been in regular contact with the Bank and has kept the Bank apprised of its efforts to address the Deficiency. Although the Bank has not accelerated the indebtedness under the terms of the Senior Credit Facility, the Bank's willingness to defer its remedies may be premised upon the Company's continued efforts to address the Deficiency.

The Company has no significant additional properties or assets to pledge to the Bank, and the Company's ability to pay the Bank an amount sufficient to eliminate the Deficiency will depend on the ability of the Company to generate sufficient cash from sales of non-strategic leasehold interests, and/or to access additional sources of financing through new or amended debt or equity financing or other alternative financing, which may include production and/or mezzanine financing for the development of Righthand Creek. The value of the Company's oil and gas properties has been adversely affected by the decline in oil and gas prices and the reclassification of the reserves in Righthand Creek, and no assurance can be given that the value of the Company's oil and gas properties is greater than the amount of the Company's outstanding indebtedness. If the Company is unable to satisfy the requirements of the Bank or refinance the remaining indebtedness, the Bank may exercise it remedies under the Senior Credit Facility, which include, but are not limited to, foreclosure of its security interest in the collateral and offset of the Company's cash.

(3) Sale of Leasehold Interests

The Company is currently pursuing the orderly sale of its leasehold interests to comply with the Bank's request to repay the Senior Credit Facility. The sale may include all oil and gas properties except Righthand Creek. The Company has retained Energy Spectrum Advisors, Inc. ("ESA") to assist the Company in marketing the oil and gas properties to be sold. ESA has prepared a sales brochure which details the terms and conditions of the proposed sale and has provided a list of prospective buyers for the Company's leasehold interests. Additionally, ESA will advise the Company during any due diligence and purchase and sale agreement negotiations with prospective buyers. The Company is currently meeting with prospective buyers and anticipates that final bids for the leasehold interests should be received on or about June 12, 1998.

The Company is obligated to pay ESA a sales fee equal to the greater of $100,000 or $50,000 plus one percent (1%) of the total sales consideration received from its sale of the leasehold interests for which ESA assists in selling. In addition, ESA shall receive a maximum of $15,000 as reimbursement for expenses incurred pursuant to their assistance in selling the properties, which includes the expense of printing the sales brochure.

The Company is uncertain regarding the proceeds that may be realized from the sale of the leasehold interests offered for sale. As previously noted, the significant decline in oil prices could adversely affect the sales value of the properties thereby limiting the Company's ability to reduce the Bank's indebtedness by an amount sufficient to enable the Company the ability to secure alternative financing and be able to retain Righthand Creek and/or obtain the additional necessary capital to properly develop the field.

(4) Redeemable Preferred Stock

On January 16, 1997, the Company and Koch Exploration Company ("Koch") concluded a $10 million private placement ("Koch Private Placement"). Koch acquired 500,000 shares of Series A Preferred Stock for $5 million and 500,000 shares of Series B Preferred Stock for $5 million. In addition to the rights set forth below, the Preferred Stock carries a liquidation preference equal to its aggregate face value ($10,000,000) plus accrued but unpaid dividends.

The following is a brief summary of the various rights and terms of the Preferred Stock.

                                             Preferred Stock
                                             ---------------

                                 Series A          Series B         Series C
                                 --------          --------         --------
    Number of shares issued       500,000           500,000            -0-

    Face value per share           $10                $10             $10

    Cumulative dividends         15% of face       0.35 shares of   14% of face
                                 value (per        Series C         value (per
                                 annum)            (quarterly)      annum)

    Dividends payable            Feb.1, May 1,     Feb.1, May 1,    Feb.1,May 1,
                                 Aug.1, Nov.1      Aug.1, Nov.1     Aug.1, Nov.1

    First dividend payment       May 1, 1997       May 1, 1997      Aug. 1, 1997


The Company has paid Koch a cash dividend of $220,377 on May 1, 1997 for the dividends accrued from January 16, 1997 through April 30, 1997 on the Series A Preferred Stock. Koch also received 17,500 shares of Series C Preferred Stock as the stock dividend accrued on the Series B Preferred Stock from February 1, 1997 through April 30, 1997.

As a result of the significant costs incurred with the drilling and recompletion activities and the significant decline in oil prices, the Company has not made any additional quarterly cash dividend payments due on the Series A Preferred Stock and the Series C Preferred Stock since May 1, 1997. The Company also has not issued the stock dividends of 17,500 shares of Series C Preferred Stock each due quarterly on the Series B Preferred Stock since May 1, 1997. The Company has accrued dividends payable of $668,200 as of January 31, 1998.

If at any time the Company is in arrears in whole or in part with regard to quarterly dividends and such nonpayment remains in effect for three consecutive quarters or, if a significant event (as defined in the Certificate of Designation) occurs, the holders have the right at any annual or special meeting of the stockholders to nominate and elect such number of individuals as shall after the election represent a majority of the number of directors constituting the Company's Board. The holders also have the right after a default in the payment of dividends or the occurrence of a significant event to cast such number of votes at any annual or special stockholders meeting as is equivalent to fifty-one percent(51%) of the aggregate voting shares. A significant event shall mean and be deemed to exist if (i) the Company files a voluntary petition, or there is filed against the Company an involuntary petition, seeking relief under any applicable bankruptcy or insolvency law, (ii) a receiver is appointed for any of the Company's properties or assets, (iii) the Company makes or consents to the making of a general assignment for the benefit of creditors or (iv) the Company becomes insolvent or generally fails to pay, or admits in writing its inability or unwillingness to pay, its debts as they become due. At such time that there is a cure or waiver received in writing from the holders of a majority of the Series B Preferred Stock, the additional board members elected by the holders shall be removed from the Company's Board.

The Company is currently in arrears on four consecutive dividend payments on each of the Series A, Series B and Series C Preferred Stock. Koch has not invoked its rights under the Certificate, which include but are not limited to, the right to convene a special meeting of the stockholders at which Koch would have the right to elect a majority of the number of directors constituting the Company's Board. Koch currently has two representatives serving on the Company's Board.

(5) Depletion of Oil and Gas Producing Properties

The Company amortizes as depletion expense the capitalized acquisition costs and the capitalized cost of exploratory wells that find proved reserves or the development costs that increase proved reserves by the unit-of-production method. The unit-of-production method assigns a pro rata portion of the capitalized cost to each unit of reserves. The amortization of the capitalized
costs   of   proved   producing   reserves   may  be   computed   either   on  a
property-by-property basis or with reference to some reasonable aggregation of properties in the same field area.

The Company revises the unit-of- production rate annually based on the estimates of remaining proved reserves prepared by independent petroleum reserve engineers. Reserve estimates for producing oil and gas properties are inherently imprecise and may, therefore, change dramatically from year to year.

SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This new pronouncement was adopted effective February 1, 1996.

Depletion expense increased from $1.6 million for the fiscal year ended January 31, 1997 to $11.2 million for the fiscal year ended January 31, 1998. Included as depletion expense for each year are the additional depletion adjustments to record the impairment of the Company's oil and gas properties based on the independent engineers reserve valuations at the end of the year. The impairment loss for the year ended January 31, 1997 was approximately $261,000 as compared to $4.52 million for the year ended January 31, 1998.

Righthand Creek's shift in reserve classification accounted for the primary increase in depletion and impairment expense for the year ended January 31,1998. For the year ended January 31,1997, Righthand Creek was estimated to have proved net reserves of 3.96 million BOE which was reduced to 964,000 BOE for the year ended January 31, 1998. As a result of this significant reduction in proved reserves, the unit-of-production rate for depletion was increased which resulted in depletion of $4.34 million for production during the year. An additional impairment adjustment of $3.27 million was required to adjust the book value of Righthand Creek to the year-end reserve valuation. The total depletion and impairment adjustment for Righthand Creek for the year ended January 31, 1998 was $7.61 million.

An adjustment was also necessary for the oil properties which were acquired from Belle Exploration, Inc. located primarily in Mississippi. These properties were estimated to have approximately 375,000 BOE net reserves to the Company as of January 31, 1997 as compared to approximately 271,000 BOE net reserves for the year ended January 31, 1998. The Company produced approximately 52,000 net BOE during the year, therefore, the reserve estimate for those properties was adjusted by approximately 52,000 BOE resulting in an impairment adjustment of approximately $770,000.

Based upon the evaluation of the net carrying values of the Company's other oil and gas properties relative to future net cash flows, approximately $400,000 additional charge to depletion expense was recorded for the fiscal year ended January 31, 1998 due primarily to the impairment loss for an offshore property recompleted during the year.

(6) Capital Resources and Liquidity

The Company has continued its search for additional equity and/or debt financing. However, the Company has not been successful in its efforts to identify additional sources of funding. The Company has explored refinancing of its indebtedness as well as transactions that would result in additional equity with concomitant dilution of the interests of current stockholders. The holder of the Company's preferred stock, Koch, initially indicated a willingness to consider providing credit support or additional funding in some form for the Company. However, Koch has indicated to the Company that it is at this point unwilling to provide any additional financing or credit support. Currently, the Company has no additional financing transactions under active consideration and has not identified any alternative funding.

The Company is undertaking efforts to sell oil and gas properties in an effort to reduce its Bank indebtedness. No assurance can be provided that the amount realized from such sales will be adequate to reduce the Bank indebtedness in an amount sufficient to forestall the Bank from pursuing its remedies against the Company, nor can any assurance be given that bids received for the properties will provide attractive sales opportunities for the Company. Similarly, no assurances can be given that the Company will be able to identify any alternative financing sources which, in combination with the sale of the oil and gas properties being offered for sale, would permit the development of Righthand Creek or continuation of the business of the Company as a going concern.

                                   SIGNATURES

         In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                 RIO GRANDE, INC.



Date:    June 9, 1998                            By:   /s/ Guy R. Buschman
                                                 --------------------------
                                                 Guy R. Buschman, President



Date:    June 9, 1998                            By:   /s/ Gary Scheele
                                                 ---------------------------
                                                 Gary Scheele,Secretary and
                                                   Treasurer
                                                 (principal financial officer)